Exhibit 99.1

Newell Brands Announces Strong First Quarter Results
Accelerated Growth and Earnings Momentum
Jarden Transaction Completed
Provides 2016 Newell Brands Guidance

First Quarter 2016 Executive Summary

5.6 percent core sales growth, with core growth in all five business segments and all four regions; 4.0 percent net sales growth to $1.31 billion compared to $1.26 billion in the prior year

100 basis point increase in normalized operating margin compared to the prior year, while simultaneously increasing advertising and promotion investment by 40 basis points; 170 basis point increase in reported operating margin compared to the prior year

$0.40 normalized earnings per share compared to $0.36 in the prior year, an 11.1 percent increase despite a negative impact from foreign currency of $0.04 per share; normalized earnings per share increased 17.6 percent excluding the prior year $0.02 contribution from Venezuelan operations

$0.15 reported earnings per share compared to $0.20 in the prior year, a 25.0 percent decline attributable to interest and other expenses incurred in connection with the Jarden Corporation (“Jarden”) transaction, including costs associated with $8 billion in notes placed prior to the closing of the transaction on April 15, 2016

Operating cash flow was a use of $270.9 million compared to a use of $154.3 million in the prior year reflecting divestiture-related tax payments, Jarden transaction-related payments and an increase in annual incentive compensation payments related to strong 2015 results

Successfully completed $8 billion public debt offering with weighted average effective interest rate of 4.38% and weighted average maturity of 12.8 years

Newell Brands’ guidance for the twelve months ending December 31, 2016 is 3 to 4 percent core sales growth and normalized EPS of $2.75 to $2.90 at a full year weighted average diluted share count of approximately 430 million shares

ATLANTA, April 29, 2016 - Newell Brands Inc. (NYSE: NWL) announced its first quarter 2016 financial results today.

“We are extremely pleased with our growth and financial results this quarter,” said Newell Brands Chief Executive Officer Michael Polk. “The Newell playbook, which couples increased innovation activity together with increased brand investment, delivered 5.6 percent core sales growth as we continue to win market share, particularly in our fastest growing channels. Simultaneously, we increased operating margins and drove over eleven percent normalized EPS growth. Importantly, our performance was broad-based with core sales growth in all five business segments and in all four regions.

“We delivered these strong results while completing the most transformative transaction in our history. The new Newell Brands more than doubles our size in key strategic retailers, channels and geographies. We expect scale to enable accelerated growth over time through broadened channel cross-sell, accelerated international deployment and strengthened category leadership as we extend the best capabilities from both companies across the full portfolio. Our growth acceleration will be fueled by working to make the new company leaner and more efficient and by focusing our investments on the businesses with the greatest potential. We expect to unlock the financial capacity for growth and margin development through delivery of at least $500 million in cost synergies and $300 million in Project Renewal savings over the next three to four years. We remain fully committed and are on track to reach our target leverage ratio of 3.0 to 3.5 times within two to three years. With the transaction now complete, we have begun our work and are energized by this unique opportunity to create extraordinary value for our shareholders through the creation of Newell Brands.”

First Quarter 2016 Operating Results

Core sales grew 5.6 percent, with growth in all five segments and all four regions.

Net sales grew 4.0 percent to $1.31 billion compared with $1.26 billion in the prior year. Net sales benefited from a 240 basis point net contribution from acquisitions and planned and completed divestitures, but were adversely affected by a 230 basis point negative impact from foreign currency and a 170 basis point negative impact from the deconsolidation of Venezuelan operations as of December 31, 2015.

Normalized gross margin was 38.6 percent, a 20 basis point decline versus prior year, as the negative impact of foreign currency, mix from the deconsolidation of Venezuela, and mix from acquisitions was only partially offset by the benefits of productivity, input cost deflation and pricing.

Reported gross margin was 38.5 percent compared with 38.6 percent in the prior year.

First quarter normalized operating margin increased 100 basis points to 13.1 percent of sales, despite a 40 basis point increase in advertising and promotion investment. Normalized operating income increased 12.6 percent to $171.8 million compared with $152.6 million in the prior year.

Reported operating margin increased 170 basis points to 9.5 percent of sales. Operating income increased 27.7 percent to $125.4 million compared with $98.2 million in the prior year.

The normalized tax rate was 27.2 percent, unchanged from the prior year. The reported tax rate for the quarter was 21.9 percent, compared with 27.9 percent in the prior year.

Normalized net income increased 11.0 percent to $107.7 million compared with $97.0 million in the prior year. Normalized diluted earnings per share increased 11.1 percent to $0.40 compared with $0.36 in the prior year. The improvement in normalized diluted earnings per share was attributable to increased core sales, strong operating margin improvement as a result of reduced overhead expenses and the positive impact of fewer outstanding shares, which more than offset an increase in advertising and promotion support, negative foreign currency impact and the absence of income from Venezuelan operations.

Reported net income decreased 25.1 percent to $40.5 million compared with $54.1 million in the prior year. Reported diluted earnings per share decreased 25.0 percent to $0.15 compared with $0.20 in the prior year. In addition to the factors cited in the explanation of normalized diluted earnings per share, reported diluted earnings per share were negatively impacted by $49.9 million in interest expense and other acquisition-related costs incurred prior to the closing of the Jarden acquisition offset by lower restructuring and other Project Renewal costs.

Operating cash flow was a use of $270.9 million compared with a use of $154.3 million in the prior year period, reflecting a $58.0 million tax payment associated with the gain on the sale of Endicia, a $92.1 million payment associated with pre-issuance interest rate hedge positions taken in advance of the company’s recent $8 billion public debt placement, $12.0 million of payments for acquisition and integration related fees and $31.8 million in higher management incentive payments for strong 2015 performance, which were partially offset by the absence of the prior year voluntary pension contribution of $70 million.

A reconciliation of the “as reported” results to “normalized” results is included in the appendix.

First Quarter 2016 Operating Segment Results

Writing net sales increased 10.8 percent to $378.8 million, with strong core sales growth and the benefit of the Elmer’s acquisition partially offset by the deconsolidation of Venezuelan operations and negative impact of foreign currency. Writing core sales increased 8.8 percent, driven by double-digit core growth in North America and Latin America attributable to strong innovation, including the North American launch of Paper Mate InkJoy Gel Pens, increased advertising and promotion support and pricing. Normalized operating income was $86.2 million compared with $83.0 million in the prior year. Normalized operating margin was 22.8 percent compared with 24.3 percent in the prior year as pricing, productivity and cost management were more than offset by increased advertising and promotion spending and the negative mix impact of both the deconsolidation of Venezuela and the Elmer’s acquisition.

Home Solutions net sales increased 2.1 percent to $372.1 million. Core sales increased 3.6 percent, attributable to continued strong Beverage growth and the introduction of Rubbermaid FreshWorks and Rubbermaid Fasten&Go, partially offset by continued contraction of the lower margin Rubbermaid Consumer Storage business. Normalized operating income was $38.0 million versus $38.6 million in the prior year. Normalized operating margin was 10.2 percent of sales compared to 10.6 percent in the prior year as the positive mix effect of Rubbermaid Food Storage and input cost deflation were more than offset by higher advertising and promotion expenses to support new product launches.

Tools net sales declined 0.4 percent to $179.7 million, driven by a 440 basis point negative impact due to foreign currency. Core sales grew 4.0 percent with strong growth in North America, Europe and Asia Pacific partially offset by continued weakness in Brazil. Normalized operating income was $19.4 million versus $22.2 million in the prior year. Normalized operating margin was 10.8 percent of sales compared with 12.3 percent of sales in the prior year. The normalized operating margin contraction was primarily driven by continuing growth- and negative foreign currency- related challenges in Brazil partially offset by productivity and pricing.

Commercial Products net sales declined 5.8 percent to $174.5 million, driven by the divestiture of the Rubbermaid medical cart business in August 2015 and the negative impact of foreign currency. Core sales increased 0.9 percent due primarily to good growth in EMEA offset by timing-related declines in North America. Normalized operating income was $22.6 million compared to $17.6 million in the prior year. Normalized operating margin was 13.0 percent of sales compared with 9.5 percent of sales in the prior year. The increase in normalized operating margin reflects the benefits of productivity, pricing and input cost deflation.

Baby & Parenting net sales increased 9.2 percent to $209.8 million. Core sales grew 9.3 percent, driven by strong car seat and mobility innovation by Graco, Aprica and Baby Jogger. Normalized operating income was $23.1 million compared to $12.3 million in the prior year. Normalized operating margin was 11.0 percent of sales compared with 6.4 percent of sales in the prior year. The normalized operating margin improvement was due to strong volume growth, the positive product mix effect of Baby Jogger and Aprica growth and the timing of advertising and promotion spending in support of innovation.

Outlook for the Twelve Months Ending December 31, 2016

Newell Brands provided 2016 full year core sales growth and normalized EPS guidance metrics to reflect the Jarden transaction that was completed on April 15, 2016. The company currently projects financial metrics as follows:

2016 Full Year Guidance

Core sales growth	3.0% to 4.0%

Normalized EPS	$2.75 to $2.90

As of April 15, 2016, Newell Brands core sales will include pro forma core sales associated with the Jarden transaction as if the combination occurred April 15, 2015.  Core sales excludes the impact of foreign currency, all acquisitions until their first anniversary and all planned and completed divestitures (which includes the deconsolidation of Venezuela), but includes the negative impact of planned product line exits. The company’s core sales growth guidance assumes legacy Newell Rubbermaid core sales growth of 4 to 5 percent and legacy Jarden core sales growth of 2 to 4 percent, which includes the negative impact of planned product line exits. Jarden core sales growth of 2 to 4 percent is roughly in line with Jarden’s pre-transaction long term “organic growth” target of 3 to 5 percent. Newell Brands expects to exit product lines with annual sales of $250 million to $300 million across both legacy businesses over the next two to three years.

For the full year 2016, Newell Brands expects normalized EPS of $2.75 to $2.90 assuming a 2016 weighted average diluted share count of approximately 430 million shares. The company’s normalized EPS guidance range assumes a share count for Newell Brands of approximately 497 million shares from April 15, 2016 onward, which given the transaction completion date will result in Newell Brands 2016 full year weighted average diluted share count of approximately 430 million shares. Beginning with the second quarter of 2016, the company will exclude the amortization of intangible assets associated with acquisitions (including the Jarden acquisition) from its calculation of normalized EPS. The company expects the effective tax rate for 2016 to be 29 to 30 percent.

Conference Call
The company’s first quarter 2016 earnings conference call will be held today, April 29, 2016, at 8:30 a.m. ET. A link to the webcast is provided under Events & Presentations in the Investor Relations section of Newell Brands’ website at www.newellbrands.com. A webcast replay and a supporting slide presentation will be made available in the Investor Relations section on the company’s website under Quarterly Earnings.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission and includes a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
The company uses certain non-GAAP financial measures that are included in this press release and the additional financial information both in explaining its results to stockholders and the investment community and in its internal evaluation and management of its businesses. The company’s management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures (a) permit investors to view the company’s performance using the same tools that management uses to evaluate the company’s past performance, reportable business segments and prospects for future performance and (b) determine certain elements of management’s incentive compensation.

The company’s management believes that core sales provides a more complete understanding of underlying sales trends by providing sales on a consistent basis as it excludes the impacts of acquisitions (other than the Jarden acquisition, which will be included in core sales on a pro forma basis starting in the second quarter of 2016), planned or completed divestitures, the deconsolidation of the company’s Venezuelan operations and changes in foreign currency from year-over-year comparisons. As reflected in the Currency Analysis, the effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to the current and prior year local currency sales amounts (excluding acquisitions and planned and completed divestitures), with the difference in these two amounts being the increase or decrease in core sales, and the difference between the change in as reported sales and the change in constant currency sales reported as the currency impact. The company’s management believes that “normalized” gross margin, “normalized” SG&A expense, “normalized” operating income, “normalized” earnings per share, “normalized” interest and “normalized” tax rates, which exclude restructuring and other expenses and one-time and other events such as costs related to certain product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition, integration and financing of acquired businesses, amortization of intangible assets associated with acquisitions (beginning in the second quarter of 2016), advisory costs for process transformation and optimization initiatives, costs of personnel dedicated to integration activities and transformation initiatives under Project Renewal and certain other items, are useful because they provide investors with a meaningful perspective on the current underlying performance of the company’s core ongoing operations.
The company determines the tax effect of the items excluded from normalized diluted earnings per share by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the company uses a “with” and “without” approach to determine normalized income tax expense.
While the company believes that these non-GAAP financial measures are useful in evaluating the company’s performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

About Newell Brands
Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Irwin®, Lenox®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. Driven by a sharp focus on the consumer, leading investment in innovation and brands, and a performance-driven culture, Newell Brands helps consumers achieve more where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Racquel White
Vice President, Investor Relations	Vice President, Global Communications
+1 (770) 418-7723	+1 (770) 418-7643
nancy.odonnell@newellco.com	racquel.white@newellco.com

Liz Cohen
Weber Shandwick
+1 (212) 445-8044
liz.cohen@webershandwick.com

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income, earnings per share, operating income, operating margin or gross margin improvements or declines, Project Renewal, capital and other expenditures, cash flow, dividends, restructuring and other project costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, changes in exchange rates, expected benefits and financial results from the Jarden transaction and other recently completed acquisitions and planned divestitures and management's plans, projections and objectives for future operations and performance. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believe," "estimate" and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the continuation or escalation of the global economic slowdown or regional sovereign debt issues; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers' strong bargaining power and consolidation of our retail customers; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands, including the ability to realize anticipated benefits of increased advertising and promotion spend; product liability, product recalls or regulatory actions; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; a failure of one of our key information technology systems or related controls; our ability to attract, retain and motivate key employees; future events that could adversely affect the value of our assets and require impairment charges; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values, declining interest rates or otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations, including exchange controls and pricing restrictions; our ability to complete planned divestitures; our ability to successfully integrate acquired businesses, including the recently acquired Jarden business; our ability to realize the expected benefits and financial results from our recently acquired businesses and planned divestitures; and those factors listed in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except per share data)

	Three Months Ended March 31,
			YOY
	2016	2015	% Change

Net sales	$1,314.9	$1,264.0	4.0%
Cost of products sold	809.3	776.5

GROSS MARGIN	505.6	487.5	3.7%
% of sales	38.5%	38.6%

Selling, general & administrative expenses	362.5	362.0	0.1%
% of sales	27.6%	28.6%

Restructuring costs	17.7	27.3
OPERATING INCOME	125.4	98.2	27.7%
% of sales	9.5%	7.8%

Nonoperating expenses:
Interest expense, net	29.4	19.2
Loss on termination of credit facility	45.9	—
Other (income) expense, net	(1.5)	0.1
	73.8	19.3	282.4%

INCOME BEFORE INCOME TAXES	51.6	78.9	(34.6)%
% of sales	3.9%	6.2%

Income taxes	11.3	22.0	(48.6)%
Effective rate	21.9%	27.9%

NET INCOME FROM CONTINUING OPERATIONS	40.3	56.9	(29.2)%
% of sales	3.1%	4.5%

Income (loss) from discontinued operations, net of tax	0.2	(2.8)

NET INCOME	$40.5	$54.1	(25.1)%
	3.1%	4.3%
EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.15	$0.21
Income (loss) from discontinued operations	$—	$(0.01)
Net income	$0.15	$0.20

Diluted
Income from continuing operations	$0.15	$0.21
Income (loss) from discontinued operations	$—	$(0.01)
Net income	$0.15	$0.20

AVERAGE SHARES OUTSTANDING:
Basic	268.7	270.5
Diluted	270.1	272.7

Newell Brands Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions)

	March 31,	March 31,
Assets:	2016	2015

Cash and cash equivalents	$8,180.9	$215.4
Accounts receivable, net	1,187.7	1,053.2
Inventories, net	875.2	852.3
Prepaid expenses and other	146.0	179.2
Assets held for sale	102.8	—

Total Current Assets	10,492.6	2,300.1

Property, plant and equipment, net	624.5	563.3
Goodwill	2,801.6	2,474.6
Other intangible assets, net	1,085.9	877.2
Other assets	331.9	268.7

Total Assets	$15,336.5	$6,483.9

Liabilities and Stockholders' Equity:

Accounts payable	$660.8	$615.6
Accrued compensation	98.7	99.8
Other accrued liabilities	613.2	586.3
Short-term debt	762.8	733.9
Current portion of long-term debt	5.9	6.5
Liabilities held for sale	44.7	—

Total Current Liabilities	2,186.1	2,042.1

Long-term debt	10,619.1	2,078.7
Deferred income taxes	203.9	127.9
Other noncurrent liabilities	548.7	536.2

Stockholders' Equity - Parent	1,775.2	1,695.5
Stockholders' Equity - Noncontrolling Interests	3.5	3.5

Total Stockholders' Equity	1,778.7	1,699.0

Total Liabilities and Stockholders' Equity	$15,336.5	$6,483.9

Newell Brands Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in millions)

	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net income	$40.5	$54.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	42.8	42.2
Net gain from sale of discontinued operations, including impairments	(0.9)	—
Loss on termination of credit facility	45.9	—
Non-cash restructuring costs	0.3	—
Deferred income taxes	7.0	17.9
Stock-based compensation expense	9.9	6.8
Other, net	4.8	5.5
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	69.7	170.0
Inventories	(141.5)	(164.8)
Accounts payable	11.1	(38.7)
Accrued liabilities and other	(360.5)	(247.3)
Net cash used in operating activities	$(270.9)	$(154.3)

Investing Activities:
Proceeds from sale of discontinued operations and noncurrent assets	$2.6	$4.0
Acquisitions and acquisition-related activity	(21.0)	(2.0)
Capital expenditures	(51.6)	(50.9)
Other	—	(0.2)
Net cash used in investing activities	$(70.0)	$(49.1)

Financing Activities:
Net short-term borrowings	$378.7	$343.4
Proceeds from issuance of debt, net of debt issuance costs	7,931.2	—
Repurchase and retirement of shares of common stock	—	(73.6)
Cash dividends	(53.3)	(53.2)
Excess tax benefits related to stock-based compensation	9.5	15.2
Equity compensation activity and other	(18.0)	(13.6)
Net cash provided by financing activities	$8,248.1	$218.2

Currency rate effect on cash and cash equivalents	$(1.1)	$1.2

Increase in cash and cash equivalents	$7,906.1	$16.0
Cash and cash equivalents at beginning of period	274.8	199.4
Cash and cash equivalents at end of period	$8,180.9	$215.4

Newell Brands Inc.
Financial Worksheet - Segment Reporting
(In Millions)

	2016					2015
		Reconciliation (1,2,3)					Reconciliation (1,2,4,5)				Year-over-year changes
	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales	Reported OI	Excluded Items	Normalized OI	Operating Margin	Net Sales		Normalized OI
											$	%	$	%
Q1:
Writing	$378.8	$83.8	$2.4	$86.2	22.8%	$341.8	$82.4	$0.6	$83.0	24.3%	$37.0	10.8%	$3.2	3.9%
Home Solutions	372.1	36.1	1.9	38.0	10.2%	364.5	38.5	0.1	38.6	10.6%	7.6	2.1%	(0.6)	(1.6)%
Tools	179.7	18.7	0.7	19.4	10.8%	180.4	22.2	—	22.2	12.3%	(0.7)	(0.4)%	(2.8)	(12.6)%
Commercial Products	174.5	22.4	0.2	22.6	13.0%	185.2	17.0	0.6	17.6	9.5%	(10.7)	(5.8)%	5.0	28.4%
Baby & Parenting	209.8	23.1	—	23.1	11.0%	192.1	0.5	11.8	12.3	6.4%	17.7	9.2%	10.8	87.8%
Restructuring Costs	—	(17.7)	17.7	—		—	(27.3)	27.3	—		—		—
Corporate	—	(41.0)	23.5	(17.5)		—	(35.1)	14.0	(21.1)		—		3.6	17.1%
Total	$1,314.9	$125.4	$46.4	$171.8	13.1%	$1,264.0	$98.2	$54.4	$152.6	12.1%	$50.9	4.0%	$19.2	12.6%

(1) Excluded items include project-related costs and restructuring costs associated with Project Renewal. Project-related costs of $15.0 million and $11.1 million of restructuring costs incurred during 2016 relate to Project Renewal. For 2015, project-related costs of $14.9 million and restructuring costs of $27.3 million relate to Project Renewal.

(2) Normalized operating income for 2016 excludes $6.6 million of integration-related restructuring costs associated with Ignite Holdings, LLC and Elmer's. Normalized operating income also excludes $12.7 million of acquisition and integration costs primarily associated with Jarden. Home Solutions normalized operating income for 2015 excludes $0.1 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, LLC and bubba brands, and Baby & Parenting normalized operating income for 2015 excludes $1.6 million of costs associated with the acquisition of Baby Jogger.

(3) Home Solutions normalized operating income for 2016 excludes $1.0 million of costs associated with the planned divestiture of Décor.

(4) Baby & Parenting normalized operating income for 2015 excludes charges of $10.2 million relating to the Graco product recall.

(5) Writing normalized operating income for 2015 excludes charges of $0.3 million associated with Venezuelan inventory resulting from changes in the exchange rate for the Venezuelan Bolivar.

Newell Brands Inc.
RECONCILIATION OF GAAP AND NON-GAAP INFORMATION
CERTAIN LINE ITEMS
(in millions, except per share data)

	Three Months Ended March 31, 2016
	GAAP Measure	Project Renewal Costs (1)					Acquisition		Non-GAAP Measure
		Advisory	Personnel	Other	Restructuring	Divestiture	and integration	Discontinued		Percentage
	Reported	Cost	Costs	Costs	Costs	Costs (2)	costs (3)	operations (4)	Normalized*	of Sales

Cost of products sold	$809.3	$(0.2)	$(1.5)	$(0.4)	$—	$—	$—	$—	$807.2	61.4%
Gross margin	$505.6	$0.2	$1.5	$0.4	$—	$—	$—	$—	$507.7	38.6%
Selling, general & administrative expenses	$362.5	$(5.1)	$(6.1)	$(1.7)	$—	$(1.0)	$(12.7)	$—	$335.9	25.5%
Operating income	$125.4	$5.3	$7.6	$2.1	$11.1	$1.0	$19.3	$—	$171.8	13.1%
Nonoperating expenses	$73.8	$—	$—	$—	$—	$—	$(49.9)	$—	$23.9
Income before income taxes	$51.6	$5.3	$7.6	$2.1	$11.1	$1.0	$69.2	$—	$147.9
Income taxes (7)	$11.3	$1.5	$2.2	$0.6	$4.2	$0.3	$20.1	$—	$40.2
Net income from continuing operations	$40.3	$3.8	$5.4	$1.5	$6.9	$0.7	$49.1	$—	$107.7
Net income	$40.5	$3.8	$5.4	$1.5	$6.9	$0.7	$49.1	$(0.2)	$107.7
Diluted earnings per share**	$0.15	$0.01	$0.02	$0.01	$0.03	$—	$0.18	$—	$0.40

	Three Months Ended March 31, 2015
	GAAP Measure		Project Renewal Costs (1)				Inventory charge from	Acquisition		Non-GAAP Measure
		Product recall	Advisory	Personnel	Other	Restructuring	the devaluation of the	and integration	Discontinued		Percentage
	Reported	costs (5)	Costs	Costs	Costs	Costs	Venezuelan Bolivar (6)	costs (3)	Operations (4)	Normalized *	of Sales

Cost of products sold	$776.5	$—	$—	$(0.2)	$(1.0)	$—	$(0.3)	$(1.5)	$—	$773.5	61.2%
Gross margin	$487.5	$—	$—	$0.2	$1.0	$—	$0.3	$1.5	$—	$490.5	38.8%
Selling, general & administrative expenses	$362.0	$(10.2)	$(10.6)	$(2.3)	$(0.8)	$—	$—	$(0.2)	$—	$337.9	26.7%
Operating income	$98.2	$10.2	$10.6	$2.5	$1.8	$27.3	$0.3	$1.7	$—	$152.6	12.1%
Income before income taxes	$78.9	$10.2	$10.6	$2.5	$1.8	$27.3	$0.3	$1.7	$—	$133.3
Income taxes (7)	$22.0	$3.3	$3.4	$0.8	$0.6	$5.5	$0.1	$0.6	$—	$36.3
Net income from continuing operations	$56.9	$6.9	$7.2	$1.7	$1.2	$21.8	$0.2	$1.1	$—	$97.0
Net income	$54.1	$6.9	$7.2	$1.7	$1.2	$21.8	$0.2	$1.1	$2.8	$97.0
Diluted earnings per share**	$0.20	$0.03	$0.03	$0.01	$—	$0.08	$—	$—	$0.01	$0.36
* Normalized results are financial measures that are not in accordance with GAAP and exclude the above normalized adjustments. See below for a discussion of each of these adjustments.
**Totals may not add due to rounding.

(1) Costs associated with Project Renewal during the three months ended March 31, 2016 include $15.0 million of project-related costs and $11.1 million of restructuring costs. Project-related costs include advisory and consultancy costs, compensation and related costs of personnel dedicated to transformation projects, and other project-related costs. Costs associated with Project Renewal during the three months ended March 31, 2015 include $14.9 million of project-related costs and $27.3 million of restructuring costs.

(2) During the three months ended March 31, 2016, the Company recognized $1.0 million of costs associated with the planned divestiture of Décor.

(3) During the three months ended March 31, 2016, the Company incurred $19.3 million of costs (including $6.6 million of restructuring costs) associated with the acquisition and integration of Elmer's, Ignite Holdings, LLC, and Jarden. In addition, the Company recognized a $45.9 million loss associated with the termination of the Jarden Bridge Facility and $4.0 million of interest costs associated with borrowing arrangements for the Jarden transaction. During the three months ended March 31, 2015, the Company incurred $1.7 million of acquisition and integration costs associated with the acquisitions of Ignite Holdings, bubba brands and Baby Jogger.

(4) During the three months ended March 31, 2016, the Company recognized net income of $0.2 million in discontinued operations. During the three months ended March 31, 2015, the Company recognized a net loss of $2.8 million in discontinued operations, which primarily relates to the results of operations of Endicia and certain Culinary businesses.

(5) During the three months ended March 31, 2015, the Company recognized costs of $10.2 million associated with the Graco product recall.

(6) During the three months ended March 31, 2015, the Company recognized an increase of $0.3 million in cost of products sold resulting from increased costs of inventory due to changes in the exchange rate for the Venezuelan Bolivar.

(7) The Company determined the tax effect of the items excluded from normalized results by applying the estimated effective rate for the applicable jurisdiction in which the pre-tax items were incurred, and for which realization of the resulting tax benefit, if any, is expected. In certain situations in which an item excluded from normalized results impacts income tax expense, the Company uses a "with" and "without" approach to determine normalized income tax expense.

Newell Brands Inc.
Three Months Ended March 31, 2016
In Millions

Currency Analysis

By Segment
	Net Sales, As Reported			Core Sales (1)
					Less				Less			Inc. (Dec.)		Year-Over-Year Increase (Decrease)
			Increase		Planned Divest-	Less Acquis-	2016		Planned Divest-	2015	Constant Currency	Excl. Planned Divest. &	Currency	Exclud- ing	Includ- ing	Currency	Acquisit-	Planned Divest-	Core Sales
	2016	2015	(Decrease)	2016	itures (2)	itions	Core Sales	2015	itures (2)	Core Sales	Inc. (Dec.)	Acquisitions	Impact	Currency	Currency	Impact	ions	itures (2)	Growth (1)

Writing	$378.8	$341.8	$37.0	$387.8	$—	$44.9	$342.9	$336.0	$20.9	$315.1	$51.8	$27.8	$(14.8)	15.4%	10.8%	(4.6)%	13.4%	(6.8)%	8.8%
Home Solutions	372.1	364.5	7.6	374.6	74.6	—	300.0	363.6	74.1	289.5	11.0	10.5	(3.4)	3.0%	2.1%	(0.9)%	—%	(0.6)%	3.6%
Tools	179.7	180.4	(0.7)	183.6	—	—	183.6	176.6	—	176.6	7.0	7.0	(7.7)	4.0%	(0.4)%	(4.4)%	—%	—%	4.0%
Commercial Products	174.5	185.2	(10.7)	176.0	—	—	176.0	184.2	9.8	174.4	(8.2)	1.6	(2.5)	(4.5)%	(5.8)%	(1.3)%	—%	(5.4)%	0.9%
Baby & Parenting	209.8	192.1	17.7	209.2	—	—	209.2	191.4	—	191.4	17.8	17.8	(0.1)	9.3%	9.2%	(0.1)%	—%	—%	9.3%

Total Company	$1,314.9	$1,264.0	$50.9	$1,331.2	$74.6	$44.9	$1,211.7	$1,251.8	$104.8	$1,147.0	$79.4	$64.7	$(28.5)	6.3%	4.0%	(2.3)%	3.6%	(2.9)%	5.6%

Win Bigger Businesses Core Sales Growth (3)	$708.7	$700.9	$7.8	$721.9	$—	$—	$721.9	$692.1	$20.2	$671.9	$29.8	$50.0	$(22.0)	4.3%	1.1%	(3.2)%	—%	(3.1)%	7.4%

By Geography

United States	$995.9	$917.2	$78.7	$995.9	$73.1	$41.1	$881.7	$917.2	$81.0	$836.2	$78.7	$45.5	$—	8.6%	8.6%	—%	4.5%	(1.3)%	5.4%
Canada	48.2	46.2	2.0	52.4	1.5	3.8	47.1	44.8	2.9	41.9	7.6	5.2	(5.6)	17.0%	4.3%	(12.7)%	8.5%	(3.9)%	12.4%
Total North America	1,044.1	963.4	80.7	1,048.3	74.6	44.9	928.8	962.0	83.9	878.1	86.3	50.7	(5.6)	9.0%	8.4%	(0.6)%	4.7%	(1.5)%	5.8%

Europe, Middle East and Africa	127.6	127.6	—	129.6	—	—	129.6	125.1	—	125.1	4.5	4.5	(4.5)	3.6%	—%	(3.6)%	—%	—%	3.6%
Latin America	55.8	89.4	(33.6)	65.3	—	—	65.3	82.8	20.9	61.9	(17.5)	3.4	(16.1)	(21.1)%	(37.6)%	(16.5)%	—%	(26.6)%	5.5%
Asia Pacific	87.4	83.6	3.8	88.0	—	—	88.0	81.9	—	81.9	6.1	6.1	(2.3)	7.4%	4.5%	(2.9)%	—%	—%	7.4%
Total International	270.8	300.6	(29.8)	282.9	—	—	282.9	289.8	20.9	268.9	(6.9)	14.0	(22.9)	(2.4)%	(9.9)%	(7.5)%	—%	(7.6)%	5.2%

Total Company	$1,314.9	$1,264.0	$50.9	$1,331.2	$74.6	$44.9	$1,211.7	$1,251.8	$104.8	$1,147.0	$79.4	$64.7	$(28.5)	6.3%	4.0%	(2.3)%	3.6%	(2.9)%	5.6%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2015, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and planned and actual divestitures from the period the intent to divest is determined through the date of sale.

(2) Actual and planned divestitures represent the Rubbermaid medical cart business, which the Company divested in August 2015; the Levolor and Kirsch window coverings brands ("Décor"), which the Company plans to divest in 2016; and, the Company's Venezuela operations, which the Company deconsolidated as of December 31, 2015.

(3) Win Bigger businesses include Writing & Creative Expression, which is included in the Writing segment, Tools, Commercial Products (excluding Medical) and Food & Beverage, which is included in the Home Solutions segment.

Newell Brands Inc.
Reconciliation of Normalized EPS Guidance
Year Ending December 31, 2016

Year Ending
December 31, 2016
Diluted earnings per share	$1.45 to $1.60
Project Renewal and Project Lean restructuring and other costs	$0.35 to $0.45
Integration costs to drive synergies	$0.10 to $0.15
Estimated gain on sale of Décor	$(0.25) to $(0.35)
Jarden transaction-related costs	$0.20 to $0.30
Acquisition-related amortization* and inventory step-up	$0.75 to $0.95
Normalized earnings per share	$2.75 to $2.90
* Represents amortization of acquisition-related intangibles beginning in the second quarter of 2016.

Newell Brands Inc.
Reconciliation of Core Sales Growth
Year Ending December 31, 2016

Year Ending
December 31, 2016
Core Sales Growth, pro forma (1)	3.0% to 4.0%
Currency	(1.0%) to (2.0%)
Acquisitions, net of divestitures (2)	6.0% to 7.0%
Venezuela deconsolidation	(1.0%)
Net Sales Growth, pro forma (1)	7.0% to 8.0%

(1) Pro forma as if the Jarden transaction was completed in April 2015.

(2) Acquisitions, net of divestitures represents estimated sales of The Waddington Group, Inc., Jostens, Inc. and Elmer's Products, Inc. until the one year anniversary of their respective dates of acquisition, net of the impacts of the divestiture of the Rubbermaid medical cart business in August 2015 and the planned divestiture of the Levolor and Kirsch window coverings brands ("Décor") in 2016.

Legacy Newell Rubbermaid
Twelve Months Ended December 31, 2015
In Millions

	Net Sales, As Reported			Core Sales (1)										Year-Over-Year Increase (Decrease)
					Less				Less			Inc. (Dec.)
			Increase		Planned Divest-	Less Acquis-	2015		Planned Divest-	2014	Constant Currency	Excl. Planned Divest. &	Currency	Exclud- ing	Includ- ing	Currency	Acquisit-	Planned Divest-	Core Sales
	2015	2014	(Decrease)	2015	itures (2)	itions	Core Sales	2014	itures (2)	Core Sales	Inc. (Dec.)	Acquisitions	Impact	Currency	Currency	Impact	ions	itures (2)	Growth (1)

Total Company	$5,915.7	$5,727.0	$188.7	$6,255.8	$178.1	$272.1	$5,805.6	$5,736.1	$233.1	$5,503.0	$519.7	$302.6	$(331.0)	9.1%	3.3%	(5.8)%	4.7%	(1.1)%	5.5%

Total Company excl. Venezuela	$5,787.1	$5,648.5	$138.6	$6,082.0	$178.1	$272.1	$5,631.8	$5,654.9	$233.1	$5,421.8	$427.1	$210.0	$(288.5)	7.6%	2.5%	(5.1)%	4.8%	(1.1)%	3.9%

(1) "Core Sales" is determined by applying a fixed exchange rate, calculated as the 12-month average in 2014, to the current and prior year local currency sales amounts, with the difference between the change in "As Reported" sales and the change in "Core Sales" reported in the table as "Currency Impact". Core Sales Growth excludes the impact of currency, acquisitions and planned and actual divestitures from the period the intent to divest is determined through the date of sale.

(2) Actual and planned divestitures represent the Rubbermaid medical cart business on a year-to-date basis and Levolor and Kirsch window coverings brands ("Décor") for the third quarter and fourth quarter.